Exhibit 10.27

Summary of Compensatory Arrangements with Non-Employee Directors

Each non-employee director receives an annual retainer of $12,000 per year, payable in quarterly increments, plus $3,000 for each regularly scheduled meeting of the board that the director physically attends and $3,000 annually for each committee on which the director serves. Mr. Fergal Mullen, although a non-employee director, has elected not to be paid any such compensation. Non-employee directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

In addition, non-employee directors are eligible to participate in the VistaPrint Limited 2005 non-employee director share plan. Pursuant to this plan, each non-employee board member who joins the board is eligible to receive a share option to purchase a number of common shares with a fair value equal to $150,000, up to a maximum of 50,000 shares, upon his or her initial appointment or election to the board. All non-employee directors are also eligible to receive a share option to purchase a number of common shares with a fair value equal to $50,000, up to a maximum of 12,500 shares, at each year’s annual general meeting at which he or she serves as a director beginning with the annual general meeting to be held in 2006. The fair value of each share option is determined by the board of directors using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of the share options. Options granted under this plan vest at a rate of 8.33% per quarter so long as the optionholder continues to serve as a director of VistaPrint Limited on such vesting date. Each option terminates upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options will be the fair market value of VistaPrint Limited’s common shares on the date of grant.